Exhibit 99.1

                                  NEWS RELEASE

For Release:      For Immediate Release
Contact:          Ray Singleton/David Flake
                  (303) 296-3076

         Basic Earth Reports 1st Quarter Profit and Exploration Results

Denver, Colorado, August 16, 2004, Basic Earth Science Systems, Inc. (Basic) (OTCBB:BSIC) in its most recent Form 10-QSB reported net income from operations of $351,000, approximately two cents ($0.021) per share, on oil and gas sales revenue of $965,000 for the quarter ended June 30, 2004. This compares to net income from operations of $153,000 ($715,000 after incorporating the cumulative effect of a change in accounting principle), approximately one cent ($0.009) per share ($0.043 per share after incorporating the cumulative effect of a change in accounting principle), on oil and gas sales revenue of $728,000, for the quarter ended June 30, 2003. These increases in revenue and net income are primarily the result of increases in gas sales volumes and higher oil and gas prices in the current year versus the comparable year ago period.

Management cautions that the adoption of SFAS No. 143 in the quarter ended June 30, 2003 had considerable impact on net income, the carrying value of oil and gas property, and both long-term and short-term liabilities relative to those balances reported in prior periods. Readers are encouraged to read the full text of the June 30, 2003 Form 10-QSB to adequately understand these impacts.

Also in its Form 10-QSB for the quarter just ended, the Company provided an update of its recent exploration activities, including a report that its new discovery well in Williams County, North Dakota, the Lynn #1, was placed on production in late July 2004 initially flowing 242 barrels of oil per day. Basic further disclosed its "3-D Bright Spot" Yegua formation discovery in Wharton County, Texas was recently tested at rates considered to be indicative of commercial production. And, at the Westerose 6-6-46-1W5 well in Alberta, Canada, Legent Resources Corporation, Basic's wholly-owned Canadian subsidiary, is drilling ahead below 2,000 meters (6,500 feet) on its Silver Spike prospect.

"While we are pleased to report another profitable quarter, we are absolutely excited as we anticipate the impact the Lynn #1 and Wharton county wells will have on our second quarter results," commented, Ray Singleton, President of Basic. "With widely dispersed exposure, our efforts over the next several weeks and months will continue to search for both natural gas and oil and involve both exploration and development drilling activities in North Dakota, Montana, Colorado, Texas and Canada. In addition to these new efforts, the Company continues to investigate other strategic opportunities which may provide long-term growth potential."

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "should," "may," "will," "anticipate," "estimate," "intend" or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Annual Report on Form 10-KSB for the Fiscal Year Ended March 31, 2004, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.


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Basic is an oil and gas exploration and production company with primary operations in both the Canadian and U.S. portions of the Williston basin, south Texas and Colorado. Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC.

                              Financial Highlights
                              --------------------

                                                        Quarter Ended June 30
                                                       -------------------------
                                                           2004          2003
                                                       -----------   -----------

Total revenue                                          $   975,000   $   732,000
Net income from operations                                 351,000       153,000
Net income, after change in accounting principle           351,000       715,000
Basic net income per share before change in
accounting principle                                         0.021         0.009
Diluted net income per share before change in
accounting principle                                         0.021         0.009
Weighted average number of shares outstanding:
         Basic                                          16,555,212    16,530,487
      Diluted                                           17,031,917    16,812,192